                                                                   EXHIBIT 10.20




                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT ("AGREEMENT") dated as of October __, 2003, by and between Callidus Software Inc., a Delaware corporation (together with its successors, the "COMPANY"), and Reed D. Taussig ("EXECUTIVE").


         WHEREAS, Executive accepted an offer of employment with the Company dated October 17, 1997 (the "ORIGINAL OFFER LETTER");

         WHEREAS, in connection with Executive's employment with the Company, he executed the Company's Employment, Confidential Information and Invention Assignment Agreement dated December 2, 1997 (the "CONFIDENTIALITY AGREEMENT");

         WHEREAS, the Company considers it in its best interests and the best interests of its stockholders to foster the continued employment of Executive by providing the benefits set forth herein;

         WHEREAS, Executive is willing to continue his employment on and after on the terms hereinafter set forth in this Agreement;

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                           POSITION; TERM OF AGREEMENT

         Section 1.01. Position. (a) Executive shall continue to serve as President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "BOARD").

         (b) As President and Chief Executive Officer, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Board.

         (c) Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that, so long as such service does not materially interfere with the performance of Executive's duties hereunder, nothing herein shall be deemed to preclude Executive from serving on any civic or charitable board or, subject to the prior written consent of the Board, on any other corporate board.

         (d) The Company intend and agree to take all actions legally permitted to cause Executive to be a member of the Board so long as Executive is serving as Chief Executive Officer of the Company.

                                   ARTICLE 2
                            COMPENSATION AND BENEFITS


         Section 2.01. Base Salary. The Company shall pay Executive an annual base salary (the "BASE SALARY") at the annual rate of $250,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time.


         Section 2.02. Bonus. The Board of Directors may, in its sole discretion, determine that Executive shall be eligible for a bonus during any year.

         Section 2.03. Employee Benefits. (a) During his employment with the Company, Executive shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to senior executives of the Company.

                                   ARTICLE 3
                          CERTAIN TERMINATION BENEFITS

         Section 3.01. Severance Benefits. (a) In the event of the termination of Executive's employment by the Company without Cause (as defined below) or by reason of Executive's death or disability, Executive (or his estate, as applicable) shall be entitled to receive from the Company the following benefits, contingent upon Executive signing a release of claims arising from Executive's employment and the termination thereof in a form reasonably acceptable to the Company:

                  (i) The Company shall continue to pay Executive his then current base salary for the six months following the date of termination.

                  (ii) Executive shall be provided with health benefits on the Company's health plan (or the Company shall pay for Executive's continued coverage under COBRA at the same cost to Executive as before the termination) until the earlier of (x) six months following the date of termination or (y) the date Executive becomes eligible for group health coverage with another employer.

                  (iii) Executive shall be entitled to exercise the portion of his options and other equity in the Company on the terms provided in the applicable stock plan and/or the applicable award agreement.

         (b) For purposes hereof, "CAUSE" means (i) Executive's willful failure to substantially perform his principal duties or gross negligence in the performance of his duties; (ii) Executive's conviction of or entry of a plea of guilty or nolo contendere to a felony or other crime causing material harm to the Company; (iii) a willful act by Executive that constitutes gross misconduct; or (iv) an act of fraud or misappropriation of funds or property against the Company.

         Section 3.02. Other Termination Events. In the event of any other termination, Executive shall not be entitled to the benefits set forth above.

                                   ARTICLE 4
                          COVENANTS AND REPRESENTATIONS

         Section 4.01. Covenants. (a) Executive agrees and acknowledges that during and after his employment with the Company, he will be bound by the terms of the Confidentiality Agreement, including but not limited to Sections 2(a) and 7 thereof relating to confidentiality and non-solicitation of employees, respectively.

         (b) In connection with the termination of Executive's employment hereunder, Executive shall cooperate with the Company and any Subsidiary or Affiliate of the Company to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

         (c) Except as required by law, neither party will at any time (whether during or after termination of Executive's employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its Affiliates or the officers and directors of any of them.

         Section 4.02. Employee Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement, and is not otherwise obligated in any way, which will or may restrict in any way Executive's ability to fully perform Executive's duties and responsibilities under this Agreement.

                                   ARTICLE 5
                           SUCCESSORS AND ASSIGNMENTS

         Section 5.01. Assignments. This Agreement shall be assignable by the Company. This Agreement shall not be assignable by Executive.

         Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

                                   ARTICLE 6
                                  MISCELLANEOUS

         Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

         (i)      if to the Company, to:

                  Callidus Software Inc.
                  160 West Santa Clara Street, Suite 1400
                  San Jose, CA  95113
                  Attention: Chief Financial Officer

         (ii) if to Executive, to Executive's last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto.

         Section 6.02. Dispute Resolution. (a) Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its own counsel fees and expenses.

         Section 6.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

         Section 6.04. Employment Status. Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligations hereunder. Executive shall also have the right to terminate Executive's employment with the Company at any time without liability, subject only to the provisions hereof and Executive's obligations hereunder.

         Section 6.05. Entire Agreement. This Agreement, together with Confidentiality Agreement, represents the entire agreement between Executive and the Company and its affiliates with respect to Executive's employment and/or severance rights (other than with respect to vesting and exercisability of Executive's equity in the Company as evidenced by separate option agreements and, if applicable, the Change in Control Agreement dated September 2003), and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive, or notice period given, as required by any applicable law in connection with any termination of Executive's employment. No modification or amendment to this Agreement shall be effective unless in writing signed by the parties.

         Section 6.06. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

         Section 6.07. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

         Section 6.08. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

         Section 6.09. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

         Section 6.10. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

                                        CALLIDUS SOFTWARE INC.



                                        By:
                                           --------------------------
                                           Name:
                                           Title:



                                        EXECUTIVE:




                                        -----------------------------
                                        Reed D. Taussig